Exhibit 99.1

Gordmans Stores, Inc. Announces Fourth Quarter 2015 Results

Fourth Quarter Net Sales Increased 0.9%

Fourth Quarter Diluted EPS of $0.06, In-line with Revised Guidance

Omaha, Nebraska (March 18, 2016) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its fourth quarter (thirteen weeks) and fiscal year (fifty-two weeks) ended January 30, 2016.

Fourth Quarter Highlights

•	Net sales increased 0.9% to $205.7 million compared to $203.9 million.
•	Gross profit increased 30 bps to 38.0%.

Fiscal Year 2015 Highlights

•	Net sales increased 2.3% to $649.0 million compared to $634.6 million.
•	Gross profit increased 60 bps to 42.3%.
•	Six new stores were opened in three new markets, including one new state.

“During fiscal 2015 we made important progress on several strategic initiatives which contributed to a meaningful improvement in our three year comp sales trend. This included successfully launching our eCommerce channel, growing our guest loyalty program to over 5 million members and introducing a new branding campaign,” commented Andy Hall, President and Chief Executive Officer. “In addition to building on these accomplishments, our focus in fiscal 2016 is on driving guest traffic, identifying expense savings, optimizing our supply chain, implementing a new point-of-sale system and strategically expanding our store base. There is still work to be done to position the Company for consistent top and bottom line growth, but we are confident we are on the right path.”

Hall continued, “Our fourth quarter sales performance was more volatile than we expected due in part to unfavorable weather conditions in December and late January. This created a temporary inventory build at year end that we are clearing through during the first quarter. Our teams did a good job managing expenses in a challenging environment to deliver earnings per share towards the high end of our revised guidance. While gross margin increased year-over-year driven by better merchandise assortments and our refined promotional strategy, higher than expected shrinkage results in January partially offset the improvement.”

Fourth Quarter Financial Results

Net sales for the fourth quarter ended January 30, 2016 increased 0.9% to $205.7 million from $203.9 million for the fourth quarter ended January 31, 2015. Comparable store sales on an owned basis decreased 2.3%. On an owned plus licensed basis, comparable store sales decreased 2.2%.

Gross profit increased by 1.9% to $78.3 million, or 38.0% of net sales, from $76.8 million, or 37.7% of net sales, in the fourth quarter of fiscal 2014. The 30 basis point increase in gross margin was primarily due to lower markdowns, partially offset by a 60 basis point fourth quarter impact from higher than expected shrinkage.

Selling, general and administrative costs were $75.7 million, or 36.8% of net sales, compared to $72.0 million, or 35.3% of net sales, in the fourth quarter of fiscal 2014. The increase in expenses was primarily due to the launch of eCommerce, increased investment in fourth quarter marketing, an increased store count, and higher depreciation expense, partially offset by lower distribution center costs.

Net income for the fourth quarter of fiscal 2015 was $1.1 million, or $0.06 per diluted share, compared to net income of $2.3 million, or $0.12 per diluted share, in the fourth quarter of fiscal 2014.

Fiscal Year 2015 Financial Results

Net sales for the fifty-two week fiscal year ended January 30, 2016 increased 2.3% to $649.0 million compared to net sales of $634.6 million for the fifty-two week fiscal year ended January 31, 2015. Comparable store sales for fiscal year 2015 decreased 1.3% on an owned basis and decreased 1.2% on an owned plus licensed basis. Gross profit increased by 3.8% to $274.4 million, or 42.3% of net sales, from $264.3 million, or 41.7% of net sales last year which represents a 60 bps increase. The net loss for fiscal year 2015 was $4.3 million, or a loss of $0.22 per diluted share, compared to a net loss of $3.5 million, or $0.18 per diluted share, in fiscal year 2014. The 2015 net loss on an adjusted basis, excluding charges related to debt extinguishment was $3.1 million, or ($0.16) per diluted share, a 10% improvement over last year’s net loss of $3.5 million, or ($0.18) per diluted share.

At the conclusion of this press release is a reconciliation of GAAP to Non-GAAP adjusted financial measures.

New Stores

In 2015, the Company opened six new stores and closed one store ending the year operating 102 stores. In 2016, the Company plans to open 5 new stores, the first of which is scheduled to open in Omaha, Nebraska in April of 2016.

eCommerce

In August, the Company expanded its presence from 22 states to a national footprint with the addition of online shopping. Now guests from across the country may access savings of up to 60% off department store prices every day. Gordmans.com provides shoppers with a wide array of merchandise found in Gordmans stores including apparel and footwear for men, women and children in addition to home décor, designer fragrances, fashion jewelry, bedding and bath and toys.

First Quarter Outlook

For the first quarter of fiscal year 2016, the Company expects net sales to be between $146 and $150 million, which reflect comparable store sales in the range of down 2% to flat. The Company expects gross profit margin to be lower than last year as we clear fall inventory. The guidance also includes $0.02 of expense associated with the Company’s engagement of an outside party to assist in identifying expense savings opportunities. The Company is projecting a diluted loss per share for the first quarter in the range of ($0.10) and ($0.06), using a weighted average diluted share count of approximately 19.4 million.

Conference Call Information

A conference call to discuss fourth quarter financial results is scheduled for today, March 18, 2016 at 11:00 a.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) is an everyday value priced department store featuring a large selection of name brands and the latest fashions and styles at up to 60 percent off department and specialty store prices. The wide range of merchandise includes apparel and footwear for men, women and children, as well as accessories, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans guests can shop in any of our 102 stores in 22 states or at gordmans.com. For more information about Gordmans, please visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income <loss>, comparable store sales, diluted earnings <loss> per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; (6) our ability to attract and retain talent and (7) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Per Share Data)

	13 Weeks Ended January 30, 2016 (Unaudited)	13 Weeks Ended January 31, 2015 (Unaudited)	52 Weeks Ended January 30, 2016 (Unaudited)	52 Weeks Ended January 31, 2015
Net sales	$205,737	$203,906	$648,967	$634,620
License fees from leased departments	2,274	2,163	8,889	8,608
Cost of sales	(129,748)	(129,240)	(383,446)	(378,883)

Gross profit	78,263	76,829	274,410	264,345
Selling, general and administrative expenses	(75,687)	(71,956)	(275,739)	(265,276)

Income / (loss) from operations	2,576	4,873	(1,329)	(931)
Interest expense, net	(803)	(1,110)	(3,769)	(4,998)
Loss on extinguishment of debt	—	—	(2,014)	—

Income / (loss) before taxes	1,773	3,763	(7,112)	(5,929)
Income tax (expense) / benefit	(691)	(1,467)	2,774	2,453

Net income / (loss)	$1,082	$2,296	$(4,338)	$(3,476)

Basic earnings (loss) per share	$0.06	$0.12	$(0.22)	$(0.18)
Diluted earnings (loss) per share	$0.06	$0.12	$(0.22)	$(0.18)

Basic weighted average shares outstanding	19,436	19,367	19,407	19,360
Diluted weighted average shares outstanding	19,445	19,367	19,407	19,360

Ratios as a percent of sales:
Gross profit	38.0%	37.7%	42.3%	41.7%
Selling, general and administrative expenses	36.8%	35.3%	42.5%	41.8%
Income / (loss) from operations	1.3%	2.4%	(0.2%)	(0.1%)
Effective tax rate	39.0%	39.0%	(39.0%)	(41.4%)
Net income / (loss)	0.5%	1.1%	(0.7%)	(0.5%)

Excluding loss on extinguishment of debt:
Net income / (loss)	$1,082	$2,296	$(3,109)	$(3,476)
Diluted earnings / (loss) per share	$0.06	$0.12	$(0.16)	$(0.18)
Net income / (loss) as a percent of sales	0.5%	1.1%	(0.5%)	(0.5%)

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	January 30, 2016 (Unaudited)	January 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,969	$7,634
Accounts receivable	3,896	3,930
Landlord receivable	3,805	1,559
Income taxes receivable	2,746	8,525
Merchandise inventories	106,566	94,470
Deferred income taxes	5,077	2,895
Prepaid expenses and other current assets	8,096	8,535

Total current assets	137,155	127,548
PROPERTY AND EQUIPMENT, net	86,375	91,601
INTANGIBLE ASSETS, net	1,820	1,820
OTHER ASSETS, net	4,902	5,908

TOTAL ASSETS	$230,252	$226,877

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$66,393	$64,349
Accrued expenses	30,151	31,353
Current portion of long-term debt	18,850	12,463

Total current liabilities	115,394	108,165

NONCURRENT LIABILITIES:
Long-term debt, less current portion	27,965	28,827
Deferred rent	33,522	35,381
Deferred income taxes	18,130	15,636
Other liabilities	347	381

Total noncurrent liabilities	79,964	80,225

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	20	20
Additional paid-in capital	54,601	53,870
Accumulated deficit	(19,727)	(15,403)

Total stockholders’ equity	34,894	38,487

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$230,252	$226,877

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Year Ended January 30, 2016 (Unaudited)	Year Ended January 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,338)	$(3,476)
Adjustments to reconcile loss to net cash provided by operating activities:
Depreciation and amortization expense	16,712	13,698
Write-off of deferred financing fees related to extinguishment of debt	1,722	—
Amortization of deferred financing fees	476	620
Loss on retirement / sale of property and equipment	712	435
Deferred income taxes	312	6,003
Deferred tax asset shortfall related to share-based compensation expense	(308)	(272)
Share-based compensation expense, net of forfeitures	1,008	362
Net changes in operating assets and liabilities:
Accounts, landlord and income taxes receivable	3,567	(2,734)
Merchandise inventories	(12,096)	241
Prepaid expenses and other current assets	439	83
Other assets	(37)	(52)
Accounts payable	2,044	21,788
Deferred rent	(1,859)	3,790
Accrued expenses and other liabilities	252	4,694

Net cash provided by operating activities	8,606	45,180

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(17,311)	(42,862)
Proceeds from sale-leaseback transactions	3,652	12,064
Cash received on sale of property and equipment	—	73
Proceeds from insurance settlement	21	39

Net cash used in investing activities	(13,638)	(30,686)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit	222,550	211,350
Repayments on revolving line of credit	(216,584)	(207,566)
Proceeds from secured term loan	30,000	—
Payment of long-term debt	(30,441)	(15,603)
Payment of debt issuance costs	(863)	(714)
Payment penalty on early extinguishment of debt	(292)	—
Dividends paid	(34)	(71)
Proceeds from the exercise of stock options	31	—
Repurchase of common stock	—	(15)

Net cash provided by / (used in) financing activities	4,367	(12,619)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(665)	1,875
CASH AND CASH EQUIVALENTS, Beginning of period	7,634	5,759

CASH AND CASH EQUIVALENTS, End of period	$6,969	$7,634

GORDMANS STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED FINANCIAL MEASURES

(Unaudited)

To supplement our condensed consolidated statements of operations presented in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP adjusted financial measures of operating results that exclude certain items. Loss on extinguishment of debt, loss before taxes, income tax benefit, net loss, and both basic and diluted loss per share are presented below both as reported on a GAAP and non-GAAP adjusted basis related to the loss on extinguishment of debt associated with refinancing our term debt during the second quarter of fiscal 2015. We believe these items should be presented separately to enhance a reader’s overall understanding of the Company’s ongoing operations. These non-GAAP adjusted financial measures should be considered in conjunction with the GAAP financial measures. We believe these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. In addition, we evaluate results using GAAP and non-GAAP adjusted financial measures. These non-GAAP adjusted financial measures should not be considered in isolation or as a substitute for GAAP financial measures. The following table reconciles the GAAP to Non-GAAP adjusted financial measures for the period presented.

	52 Weeks Ended January 30, 2016 GAAP Basis as Reported (Unaudited)	Non-GAAP Adjustments (Unaudited)	52 Weeks Ended January 30, 2016 Non-GAAP as Adjusted (Unaudited)	52 Weeks Ended January 31, 2015 GAAP Basis as Reported
Loss from operations	$(1,329)	$—	$(1,329)	$(931)
Interest expense, net	(3,769)	—	(3,769)	(4,998)
Loss on extinguishment of debt	(2,014)	2,014	—	—

Loss before taxes	(7,112)	2,014	(5,098)	(5,929)
Income tax benefit	2,774	(785)	1,989	2,453

Net loss	$(4,338)	$1,229	$(3,109)	$(3,476)

Basic earnings (loss) per share	$(0.22)	$0.06	$(0.16)	$(0.18)
Diluted earnings (loss) per share	$(0.22)	$0.06	$(0.16)	$(0.18)

Company Contact: James Brown Chief Financial Officer (402) 691-4126	Investor Relations: ICR, Inc. Brendon Frey (203) 682-8200